Exhibit 10.2(a)
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of March 31, 2005, by and between MetroPCS Texas, LLC, a Delaware limited liability company (the “Company”), and J. Braxton Carter, an individual (“Executive”).
RECITALS
     WHEREAS, Executive has been employed by the Company since February 1, 2001 as Vice President of Corporate Operations; and
     WHEREAS, the Company desires to employ Executive as its Senior Vice President and Chief Financial Officer and the Company and Executive desire to specify the terms and conditions with respect to Executive’s employment; and
     WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the respective covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. DEFINITIONS. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:
          1.1 “Board” means the Board of Directors of MetroPCS Communications, Inc. or the Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 6.5 below.
          1.2 “Cause” means (i) the commission of any act of (a) dishonesty, fraud, misrepresentation, misappropriation or embezzlement or (b) any intentional act of dishonesty or misrepresentation by Executive involving the Company; (ii) Executive’s intentional, unauthorized use or disclosure of any confidential, proprietary information or trade secrets of the Company, including Executive’s material breach of that certain Employee Trade Secret and Confidential Information Agreement between the Company and Executive attached hereto as Exhibit A (the “Confidentiality Agreement”); (iii) any violation by Executive of a law or regulation applicable to the Company’s business, which violation, in the reasonable judgment of the Board, does or is reasonably likely to cause material injury to the Company; (iv) Executive’s indictment, conviction of, or plea of nolo contendere or guilty to (a) a felony or (b) any other crime which involves moral turpitude; (v) gross negligence or willful misconduct in the performance of Executive’s duties; (vi) Executive’s violation of a Company policy and/or code of ethics where such violation, in the reasonable judgment of the Board, has or is reasonably

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likely to have, a material adverse affect on the Company; or (vii) a material and willful breach of Executive’s fiduciary duties to the Company.
     2. TERM AND DUTIES.
          2.1 Term. The Company hereby agrees to employ Executive as its Senior Vice President and Chief Financial Officer, and Executive hereby accepts such position for a term commencing as of March 31, 2005 and ending on March 30, 2007 (the “Term”), unless terminated earlier pursuant to Section 2.5 below. Thereafter, this Agreement may be renewed on such terms to which the parties may agree and which shall be subject to Board approval. Except as otherwise provided herein, this Agreement, and attached exhibits, supersede and terminate any and all prior agreements, discussions and writings between Executive and any employee or representative of the Company concerning and/or relating to Executive’s employment.
          2.2 Position. Executive shall serve as Senior Vice President and Chief Financial Officer and shall report directly to the Chief Executive Officer. At the Company’s request, Executive shall also perform services for the Company’s subsidiaries and affiliates that are consistent with Executive’s duties under Section 2.3.
          2.3 Duties. Executive shall have the authority and perform the duties customarily associated with his title and office, together with such additional duties of a company officer nature and commensurate with Executive’s title as may from time to time be assigned by the Chief Executive Officer. During the term of Executive’s employment under this Agreement, Executive shall devote his full working time and best efforts to the performance of his duties and the furtherance of the interests of the Company.
          2.4 Compensation and Benefits.
               2.4.1 Base Salary. In consideration of the services rendered to the Company hereunder by Executive, the Company shall pay Executive a base salary of TWO HUNDRED SEVENTY-FIVE THOUSAND DOLLARS AND NO/100 ($275,000.00) per year, less applicable lawful deductions and withholdings (the “Base Salary”). The Base Salary will be paid in accordance with the Company’s regular payroll practices as presently in effect and amended from time to time. The Company will review Executive’s Base Salary at least annually for merit-based and other normal increases in accordance with Company policy and, by action of its Board or the Compensation Committee, may increase Executive’s Base Salary at any time and from time to time during the Term.
               2.4.2 Bonus. Executive shall be eligible to receive an annual bonus as provided under the Company’s 2005 Bonus Opportunity Plan — Grade I SVP/CFO (the “Bonus Plan”), which may be amended from time to time at the sole discretion of the Board or the Compensation Committee.
               2.4.3 Benefits. In addition to the Base Salary, Executive shall be eligible to receive the following:

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                    (i) Vacation, Sick Leave and Holidays. Executive shall be entitled to paid vacation benefits, sick leave and holidays in accordance with applicable Company policies, as presently in effect and amended from time to time.
                    (ii) Employee Benefits. Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, shall be eligible for and entitled to participate in other benefits maintained by the Company for its senior executive officers in accordance with applicable Company policies and the terms of the applicable benefit plans as presently in effect and amended from time to time, such as, without limitation, any medical, dental, 401(k), accident, disability, and life insurance benefits.
                    (iii) Expenses. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the performance of Executive’s services under this Agreement, provided he properly accounts for such expenses in accordance with Company policy as presently in effect and amended from time to time.
                    (iv) D&O Insurance Coverage and Indemnification Obligations. Executive shall be entitled to director and officer insurance and indemnification coverage for his acts and omissions while an officer and director of the Company and its affiliates on a basis no less favorable to him than the coverage provided to all other similarly situated officers and directors.
               2.4.4 Stock Options. Executive shall be eligible to participate in stock option plans as may be adopted by the Board from time to time at the sole discretion of the Board.
               2.4.5 Non-Periodic Stock Award. Effective upon the execution of this Agreement, the Company shall grant to Executive a non-periodic stock award of 20,000 shares (post split) pursuant to the strike equal to the fair market value of MetroPCS Communications, Inc.’s common stock as of March 31, 2005, once determined.
          2.5 TERMINATION.
               2.5.1 Termination For Cause. The Company may terminate Executive’s employment for Cause. Such termination shall be communicated by the delivery of a notice of termination to Executive in accordance with Section 6.1 that specifies in reasonable detail the grounds for such termination and shall be effective as of the date of delivery of the notice of termination. Executive shall have no right to receive any compensation or benefits on and after the effective date of such termination other than (A) Executive’s Base Salary then earned but unpaid, (B) bonus, if any, pursuant to the terms of the Company’s Bonus Plan; (C) vested benefits, if any, under any employee benefit plan applicable to Executive; (D) any other benefits earned, accrued and unpaid prior to the date of termination; and (E) reimbursement for expenses, if any, incurred prior to the date of termination. In addition, all vesting of unvested stock options, if any, shall immediately cease as of the date of the termination, and Executive may exercise any vested stock options in accordance with the 1995 Plan.
               2.5.2 Termination Without Cause. The Company may terminate Executive’s employment without Cause effective upon giving notice to Executive. If

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Executive’s employment is terminated without Cause, then (i) the Company’s obligations under this Agreement shall immediately cease, (ii) all vesting of unvested stock options, if any, shall immediately cease as of the date of the termination and Executive may exercise any vested stock options in accordance with the 1995 Plan, and (iii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid; (B) bonus, if any, pursuant to the terms of the Company’s Bonus Plan; (C) vested benefits, if any, under any employee benefit plan applicable to Executive; (D) any other benefits earned, accrued, and unpaid prior to the date of termination; and (E) unreimbursed expenses, if any, incurred by Executive as of the date of such termination. In addition, subject to Executive’s execution of a general release of and covenant not to sue the Company and related parties substantially in the form attached hereto as Exhibit B (the “General Release”), Executive shall be entitled to receive the following severance:
                    (i) Severance Pay: A total of the Executive’s Base Salary and bonus paid at target performance for the remainder of the Term of this Agreement plus twelve (12) months, all of which shall be less lawful deductions, and an additional sum equivalent to COBRA premiums for the remainder of the Term of this Agreement plus twelve (12) months for those COBRA benefits in which Executive is participating at the time of the termination grossed up for federal income taxes, less lawful deductions. Such payment shall be paid to Executive in a lump sum and shall commence only in accordance with the terms of the General Release; and
                    (ii) Extension of Stock Options. An extension of the deadline for the exercise of Executive’s vested stock options (the “Option Extension”) until 5:00 p.m. (Central Time) on the 60th day after the first date on which both (i) the common stock of MetroPCS Communications, Inc. is listed on any Stock Exchange (as such term is defined in MetroPCS Communications, Inc.’s Second Amended and Restated Stock Option Plan (the “1995 Plan” )) or is quoted on the Nasdaq National Market System and (ii) any lock-up or similar contractual obligation prohibiting Executive from transferring his vested Option Shares (as such term is defined in the 1995 Plan) shall have expired; provided, however, that in no event shall the Option Extension with respect to any particular option extend beyond the stated term of such option as set forth in the option agreement or other documentation relating to such option.
               2.5.3 Termination For Good Reason; Non-Renewal. Executive may terminate Executive’s employment voluntarily, for Good Reason, which is not cured by the Company within thirty (30) days after written notice from Executive to the Company (or to the Audit Committee in the case of a disagreement under Section 2.5.3(ii)) setting forth the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, omissions or events occurring without Executive’s prior written consent:
                    (i) The assignment to Executive of any duties, responsibilities, or reporting requirements materially inconsistent with his position as Senior Vice President and Chief Financial Officer. Notwithstanding anything contained herein to the contrary, Executive agrees that, so long as Executive has not had a disagreement with the Board or principal executive officer concerning accounting or regulatory matters that has not been resolved to the reasonable satisfaction of Executive, a reassignment to his former position as Vice President of Corporate Operations at any time at the sole discretion of the Board (with the title of “Senior

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Vice President of Corporate Operations” and pay equal to the base salary Executive is being paid at the time of the reassignment and a bonus target incentive of 55% as provided under the Company’s Bonus Plan) is neither Good Reason for Executive to resign nor a basis for any legal action against the Company;
                    (ii) a material disagreement between the Board and Executive concerning accounting or regulatory matters which has not been resolved to the reasonable satisfaction of Executive;
                    (iii) the Company or its affiliates shall fail to maintain any coverage to Executive or fails to provide the same coverage as other officers and directors of the Company under a director and officer insurance policy or policies or indemnification policy or policies that provides Executive with coverage for his acts and omissions occurring while Executive is an officer or director of the Company;
                    (iv) the Company shall relocate its principal executive offices to a location outside Dallas County or any county contiguous thereto or shall require Executive to relocate to an office outside Dallas County or any other County contiguous thereto; or
                    (v) any material breach of the Agreement by the Company.
If Executive terminates Executive’s employment for Good Reason, or Executive and the Board fail to renew this Agreement on substantially similar terms, then (i) the Company’s obligations under this Agreement shall immediately cease, (ii) all vesting of vested stock options, if any, shall immediately cease as of the date of the termination, and (iii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid; (B) bonus, if any, pursuant to the terms of the Company’s Bonus Plan; (C) vested benefits, if any, under any employee benefit plan applicable to Executive; (D) any other benefits earned, accrued, and unpaid prior to the date of termination; and (E) unreimbursed expenses, if any, incurred by Executive as of the date of such termination. In addition, subject to Executive’s execution of a General Release, Executive shall be entitled to severance and the Option Extension, each as provided in Section 2.5.2 hereof, if Executive resigns for Good Reason. If Executive and the Board fail to renew this Agreement on substantially similar terms, and subject to Executive’s execution of a General Release substantially in the form attached hereto as Exhibit B, Executive shall be entitled to the following severance: (i) an extension of the time to exercise vested stock options in accordance with and subject to the express terms of Section 2.5.2 hereof; (ii) a total of 12 months of Executive’s Base Salary and bonus paid at target performance, less lawful deductions, and Executive may exercise vested stock options in accordance with the 1995 Plan; and (iii) an additional sum equivalent to COBRA premiums for 12 months for those COBRA benefits in which Executive is participating at the time of the termination grossed up for federal income taxes, less lawful deductions, Such payment shall be paid to Executive in a lump sum and shall commence only in accordance with the terms of the General Release.
               2.5.4 Termination Without Good Reason. If Executive terminates Executive’s employment without Good Reason, then (i) the Company’s obligations under this Agreement and other agreements, if any, with Executive shall immediately cease, (ii) all vesting

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of vested stock options, if any, shall immediately cease as of the date of the termination and Executive may exercise any vested stock options in accordance with the 1995 Plan; and (iii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid; (B) bonus, if any, pursuant to the terms of the Company’s Bonus Plan; (C) vested benefits, if any, under any employee benefit plan applicable to Executive; (D) any other benefits earned, accrued, and unpaid prior to the date of termination; and (E) unreimbursed expenses, if any, incurred by Executive as of the date of such termination.
               2.5.5 WARN Act Offset. In the event that Executive’s termination without Cause is covered by the Worker Adjustment and Retraining Notification Act or similar state law (“WARN”) at the time of Executive’s termination, or is deemed to be covered by WARN retrospectively within 90 days after Executive’s termination, the amount of any severance payments Executive may be entitled to receive as set forth in Sections 2.5.2 and 2.5.3 shall be reduced by an amount equal to any pay Executive receives during any portion of WARN’s notice period.
               2.5.6 Termination of Authority. Immediately upon the termination of this Agreement and/or Executive assuming another position with the Company, Executive agrees to relinquish all authority commensurate with the position of Senior Vice President and Chief Financial Officer and shall resign from all Boards of Directors of MetroPCS Communications, Inc. and it subsidiaries and, if applicable, all officer positions.
               2.5.7 No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in Section 2.5 by seeking other employment or otherwise, provided Executive executes the General Release.
     3. PROTECTION OF COMPANY’S PROPRIETARY INFORMATION. Executive acknowledges that he has read and will comply with the provisions of the Confidentiality Agreement attached hereto as Exhibit A. Executive understands and agrees that he will continue to be bound by the Confidentiality Agreement and that the Confidentiality Agreement survives the termination of this Agreement and/or Executive assuming another position with the Company and/or the termination of Executive’s employment with the Company.
     4. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him, his heirs, estates, and beneficiaries in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in, effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement.
     5. COOPERATION IN FUTURE MATTERS. Executive agrees that following his termination of employment, he shall cooperate, at the Company’s Expense, with the

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Company’s reasonable requests relating to matters that pertain to Executive’s employment by the Company, including, without limitation, providing non-attorney/client privileged information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company, at the Company’s expense, for other related purposes. Provided such work is timely performed given the exigencies of the matter, any such cooperation shall be performed at times scheduled taking into consideration Executive’s other commitments, including business and family matters.
     6. MISCELLANEOUS.
          6.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally against written receipt, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested), or (iv) delivered by reputable overnight courier to the parties:

If to Executive, to:

J. Braxton Carter
5732 Misted Breeze Drive
Plano, Texas 75093

If to the Company, to:

MetroPCC Texas, LLC
8144 Walnut Hill Lane, Suite 600
Dallas, Texas 75231
Facsimile: (214) 265-2570
Attn: Vice President, General Counsel
and
Director, Human Resources
All such notices, requests and other communications will (i) if delivered personally or by overnight carrier to the address as provided in this Section 6.1, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.1, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section); and (iii) if delivered by mail in the manner described above to the address as provided in this Section 6.1, be deemed given five (5) days after the date of deposit in the United States mail. Any party from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.
          6.2 Entire Agreement. This Agreement, and the attached exhibits, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to Executive’s

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employment except those pertaining to non-disclosure of confidential, proprietary information, trade secrets and non-competition.
          6.3 Survival. The respective rights and obligations of the parties set forth in (i) Sections 3, 4, 5 and this Section 6 shall survive the termination of this Agreement and/or the termination of Executive’s employment with the Company, and (ii) Sections 2.5.2, 2.5.3, 2.5.5 and 2.5.6 shall survive the termination of this Agreement and/or the termination of Executive’s employment with the Company to the extent of any unfulfilled obligations thereunder.
          6.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          6.5 Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee or Audit Committee of the Board (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee or Audit Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board; and provided further that a decision or action by the Compensation Committee or Audit Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.
          6.6 Tax and Legal Advice. Executive has had an opportunity to consult with his legal counsel and tax and other advisors regarding the terms of this Agreement. The Company agrees to pay reasonable attorneys’ fees associated with Executive’s negotiation of this Agreement.
          6.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
          6.8 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive may not assign this Agreement.
          6.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          6.10 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this

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Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.
          6.11 General Creditor Status. All cash payments to which Executive may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, Executive’s right (or the right of the personal representatives or beneficiaries of Executive’s estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.
          6.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed and performed in such state without giving effect to conflicts of laws principles.
          6.13 Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS AGREEMENT, THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS AND ANY TEXAS STATE COURT WITHIN DALLAS COUNTY, TEXAS.
          6.14 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
          6.15 Reasonable and Necessary Reimbursement in Event of Breach. As a further inducement to enter into this Agreement, any party who materially breaches this Agreement, as determined by a final non-appealable decision by a court of law, must reimburse the non-breaching party for any and all reasonable loss, cost, damage or expense, including, without limitation, reasonable and necessary attorneys’ fees, proximately caused by such breach and incurred as a result of any action or lawsuit to enforce this Agreement. In addition, any material breach of this Agreement will entitle the non-breaching party to seek injunctive relief to enforce this Agreement and to recover any actual damages proximately caused by said breach. In the event of litigation, the losing party must pay such attorneys’ fees of the prevailing party as may be awarded by the court but in no event shall the fee award be greater than the economic recovery.
[Signature Page to Employment Agreement Follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on the date first written above.

“COMPANY”

MetroPCS Texas, LLC

By:

Name:

Title:

“EXECUTIVE”

J. Braxton Carter, II
EXHIBIT A: Employee Trade Secret and Confidential Information Agreement
EXHIBIT B: Form of Separation Agreement and General Release Agreement

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EXHIBIT A
EMPLOYMENT AGREEMENT — EXHIBIT A
(EMPLOYEE TRADE SECRET AND CONFIDENTIAL INFORMATION AGREEMENT)

EMPLOYEE TRADE SECRET AND CONFIDENTIAL INFORMATION AGREEMENT
     As a condition of my employment with MetroPCS Texas, LLC or with one of its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
     1. Protected Information.
          (a) Company Trade Secrets and Confidential Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose or make available to any person or entity, any Trade Secrets or Confidential Information of the Company. I understand that “Trade Secrets” means all information and compilations of information of any kind, type, or nature (tangible and intangible, written or oral and including information contained, stored, or transmitted through any electronic medium), “Trade Secrets” consist of, but are not limited to, computer software, database, programs, specifications and code, client/customer lists, confidential client/customer information, source code, executable code, engineering, pricing data, sources of supply, products or services, fee schedules, costs and pricing structures, designs, analysis, drawings, photographs and reports, account lists, good will, personnel lists, training manuals, techniques, and materials, business opportunity records, notebooks, data, compilation of information records, specifications, financial data and plans, profit margin and pricing policies and practices, history and data forecast, computer operating systems, technology, applications and program listings, flow charts, manuals and documentation, databases, accounting and business methods and plans, inventions, devices, new ideas and developments, methods and processes, sales and marketing information and techniques, production procedures, merchandising systems or plans of the Company, the Company’s clients/customers, and inventions made, developed or conceived by the Company. “Confidential Information” means all information and compilations of information of any kind, type or nature (tangible and intangible, written or oral and including information contained, stored, or transmitted through any electronic medium), whether owned by the Company or licensed from third parties, which, at any time during my employment, is devised, developed, designed or discovered or otherwise acquired or learned by me to the extent it relates to the Company or its partners, business, services, products, processes, properties or assets, customers, clients, markets, source code, executable code, marketing plans and strategies, product plans, formulae, management, employees, technology and technical data, research, know-how, accounting, finances, trade secrets, financial conditions or prospects, including, but not limited to, employee compensation, clients/customers, client/customer lists, client/customer fee information, account lists, good will, business development plans and strategies, business opportunity records, notebooks, data, training materials, fees, costs, pricing structures and inventions. Notwithstanding the foregoing, the terms “Trade Secrets” and “Confidential Information” will not apply to any information that (i) is or becomes publicly available without breach of this Agreement; (ii) I know prior to receiving it from or creating it for the Company, (iii) I rightfully received from a third party who did not acquire or disclose such information by a wrongful or tortuous act; (iv) I developed after my cessation of employment with the Company without reference to any Trade Secrets or Confidential Information; or (v) is required under applicable law to be disclosed. In the case of

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information subject to clause (v) of the preceding sentence, I will give the Company prompt written notice of such disclosure. I acknowledge that the Trade Secrets and Confidential Information are valuable and unique assets that provide the Company an advantage over competitors; are developed or acquired by the Company at considerable time and expense; are proprietary to the Company and are intended to be used solely for the benefit of the Company. I acknowledge that, but for my agreement to the terms and conditions of this Agreement, the Company would not impart or provide access to such Trade Secrets and Confidential Information.
          (b) Former Employer Information. I agree that I will not, at any time during my employment with the Company, improperly use or disclose any trade secrets or confidential information of any former or concurrent employer or other person or entity and that I will not bring into the Company any unpublished document or confidential information belonging to any such other employer, person or entity unless consented to in writing by such employer, person or entity.
          (c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their trade secret and confidential information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes within the course and scope of the Company’s relationship with such third parties and of my employment with the Company. I agree to hold all such third-party information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
     2. Inventions.
          (a) Inventions Retained and Licensed. To preclude any possible uncertainty over the ownership of any invention, I have attached hereto, as Exhibit A, a complete list of all inventions, original works of authorship, developments, improvements, and trade secrets which (i) were made by me, either alone or jointly with others, prior to my commencement of my employment with the Company, independently and not as a part of or relation to my employment with the Company, (ii) belong to me only, (iii) relate to or could relate to the Company’s proposed business, products or research and development, and (iv) I do not intend to assign to the Company hereunder (collectively referred to as “Independent Inventions”); or, if no such list is attached, I represent that there are no such Independent Inventions. If disclosure of any such invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such inventions in Exhibit A but am to inform the Company that all inventions have not been listed for that reason. If in the course of my employment with the Company, I incorporate into any invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, assignable, royalty-free, irrevocable, perpetual, sublicenseable (through one or multiple tiers) worldwide license to make, have made, modify, reproduce, distribute, create derivative works of, use, offer to sell, and sell such item as part of or in connection with such product, process or machine.

Employee Trade Secret and Confidential Information Agreement	Page 2

          (b) Assignment of Inventions. I agree that I (i) will promptly make full written disclosure to the Company, (ii) will hold in trust for the sole right and benefit of the Company, and (iii) hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, discoveries, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Company Inventions”). I further acknowledge that all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters thereof, phototypes, and other materials, including, without limitation, any and all such items generated and maintained on any form of electric media (herein “work of authorship”) which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which can be protected by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and shall be the sole and complete property of the Company. To the extent that any such work of authorship may not be deemed a “work for hire,” I hereby irrevocably assign all my ownership rights in and to such work to the Company. If any such work cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to make, have made, modify, use, reproduce, distribute, create derivative works of, display, offer to sell, and sell such work in any media now known, or hereafter known. Outside the scope of my employment, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship, or (ii) merge any such work of authorship with other inventions.
          (c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Company Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
          (d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
          (e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees, the sole and exclusive rights, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or

Employee Trade Secret and Confidential Information Agreement	Page 3

physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any ownership rights assigned hereunder to the Company.
          (f) Obligation to Keep Company Informed. During the first year after termination of my employment, I will provide the Company with a complete copy of each patent application and copyright registration application (including any mask work registration application) filed by me or that names me as an inventor, co-inventor, author, co-author, creator, co-creator, developer, or co-developer.
          (g) No Reciprocal License. I acknowledge and agree that nothing in this Agreement shall be deemed to grant, by implication, estoppel, or otherwise, (i) a license from the Company to me to make, use, license, or transfer in any way a Company Invention, or (ii) a license from the Company to me regarding any of the Company’s existing or future ownership rights.
     3. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or planning or in which the Company becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.
     4. Returning Company Property. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) all property and documents of and/or relating to the Company, its customers, and its clients, including but not limited to the following: Trade Secrets, Confidential Information, all disks and copies of software applications utilized by the Company or its clients, customers, or business, hard and soft copies of data, drawings, notes, proposals, specifications, blueprints, sketches, equipment, records, reports, analyses, books and records, manuals, correspondence, customer lists, computer programs, intellectual property, and all other materials or property and all copies or reproductions thereof relating in any way to the Company’s business, or in any way obtained or developed by me during my employment with the Company. I also agree not to retain any copies of the foregoing. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.
     5. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

Employee Trade Secret and Confidential Information Agreement	Page 4

     6. Nonsolicitation. For one year after my last day of employment with the Company, or for one year from the date of any court order enforcing all or part of this Agreement, whichever is later, I will not directly or indirectly (i) induce, entice or attempt to induce or entice any employee of the Company to terminate that employee’s employment with the Company; (ii) induce, entice or attempt to induce or entice any consultant or independent contractor doing business with or retained by the Company to terminate their consultancy or contractual relationship with the Company; (iii) induce, entice or attempt to induce or entice any client, customer, supplier, vendor or any person to cease doing business with the Company; and/or (v) either on behalf of a competitor of the Company, or on behalf of an individual or other entity who provides the same or similar services, processes, or products as the Company, employ or retain, or attempt to employ or retain, any employee, consultant or independent contractor of the Company, either for myself or for any other person or entity. The limitations and restrictions in sub-item (iii) shall apply only to prospective, present, and former (within the last twelve months) customers of the Company, located within a 100 mile radius of any area in which the Company maintains customers or engages in business, and for whom you, while employed by the Company have provided services within the twelve months prior to your separation from the Company’s employ. You acknowledge that these limitations and restrictions are fair, reasonable, ancillary to Paragraph 1 and to this Agreement, and are required for the protection of the Company.
     7. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.
     8. General Provisions.
         (a) I understand, acknowledge, and agree that this Agreement inures to the benefit of the Company as defined herein.
         (b) Governing Law; Consent to Personal Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (either of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The Trade Secrets and Confidential Information protected by this Agreement shall be subject to protection and seal to the full extent contemplated by the laws of the State of Texas. Any action, suit, or other legal proceeding commenced to resolve any dispute arising under or relating to any provision of this Agreement shall be commenced only in the state or federal courts in Dallas County, Texas, and expressly consent and submit to the jurisdiction of such court.
         (c) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the

Employee Trade Secret and Confidential Information Agreement	Page 5

party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     (d) Severability; Survival. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. The provisions of this Agreement shall survive my termination of employment with the Company.
     (e) Subsidiaries, Affiliates, Successors, and Assigns. Except as otherwise provided herein, this Agreement will inure to the benefit of and be enforceable by the Company, as defined herein, and may be assigned by the Company. This Agreement and my rights and obligations hereunder may not be assigned by me without the prior written consent of the Company.
     (f) Remedies. I acknowledge and agree that any breach or violation of any term or provision of this Agreement will result in immediate and irreparable harm to the Company and will cause damage to the Company in amounts difficult to ascertain. Accordingly, in the event of a breach or threatened breach by me of this Agreement, I agree that the Company, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled, without posting bond or proving actual damages, to a temporary restraining order and to a preliminary and/or permanent injunction in order to prevent or restrain any such breach by me or my partners, agents, representatives, employers, employees, and/or any and all persons directly or indirectly acting for or with or for the benefit of me. The parties acknowledge that the remedies contained in this paragraph are reasonably related to the injuries the Company may sustain as a result of my breach of my obligations under the Agreement and are not a penalty. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. The foregoing shall not otherwise limit the Company’s rights and remedies hereunder. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
Date:                                         , 2005

Signature

J. Braxton Carter, II

Witness Signature

Witness Printed Name

Employee Trade Secret and Confidential Information Agreement	Page 6

EXHIBIT A
LIST OF INDEPENDENT INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
     Pursuant to the Employee Trade Secret and Confidential Information Agreement by and between me and the Company, the following is a complete list of all inventions that I desire to remove from the operation of the Agreement in accordance with Section 2 of the Agreement.

Title	Date	Co-Inventors	Identifying Number or Brief Description

          I have no inventions or improvements to disclose
          I have no additional sheets attached
          I have additional sheets attached

Signature of Employee:

Print Name of Employee:	J. Braxton Carter, II
Date:

Employee Trade Secret and Confidential Information Agreement	Page 7

EXHIBIT B
METROPCS TEXAS, LLC
TERMINATION CERTIFICATION
     This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to MetroPCS Texas, LLC, its subsidiaries, affiliates, successors or assigns (together, the “Company”).
     I further certify that I have complied with all the terms of the Company’s Employee Trade Secret and Confidential Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.
     I further agree that, in compliance with the Employee Trade Secret and Confidential Information Agreement, I will preserve as confidential all trade secrets and confidential information as defined in the Trade Secret and Confidential Information Agreement.
     I further acknowledge and reconfirm my prior commitment not to, for one (1) year from this date, hire any employees of the Company and not to solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.
Date:                                                             , 2005

(Employee’s Signature)

J. Braxton Carter, II

Employee Trade Secret and Confidential Information Agreement	Page 8

EXHIBIT B
EMPLOYMENT AGREEMENT — EXHIBIT B (AGREEMENT AND GENERAL RELEASE)

[MetroPCS LETTERHEAD]
[Date]
Mr. J. Braxton Carter, II
     Re: Agreement and General Release
Dear Braxton:
     Your employment with MetroPCS Texas, LLC (the “Company”) is separated effective                     , 200                     . It is appropriate that we record our understanding of the agreements we have made upon your leaving our employment. This letter, then, states the mutual agreement of the Company (for itself, its predecessors, successors, affiliates, partial affiliates, shareholders, officers, directors, agents, representatives, and employees, all individually and in their official capacities), on the one hand, and you, J, Braxton Carter, II (for yourself, your spouse, executors, heirs, beneficiaries, representatives, personal representatives, successors, assigns, legatees, and anyone claiming by or through you), on the other hand, regarding the termination of your employment with the Company.
     By signing this letter, which is an agreement and general release (“Agreement”), you knowingly and voluntarily acknowledge, agree to and do represent and warrant the following:
     (1) That this Agreement and the terms stated herein are agreed upon as an amicable resolution of all matters arising between the Company and you;
     (2) That you have turned over to the Company all property belonging to the Company (including trade secrets and all other confidential and proprietary information, computer files, computer discs, documents, notes, papers, correspondence, keys, and issued equipment); that if you should find yourself in possession of any property of the Company, you will return such property to the Company immediately;
     (3) That you will abide by the terms of all policies of and agreements you have signed with the Company, including those concerning non-solicitation, non-competition, and non-disclosure or use of trade secrets or proprietary or confidential information. You also agree not to challenge the enforceability of these agreements. You release any claim you may have to the Company’s trade secrets and proprietary and confidential information and goodwill. You agree not to disclose or use the Company’s trade secrets or proprietary or confidential information or interfere with the Company’s good will. This agreement is a reaffirmation of that certain Employee Trade Secret and Confidential Information Agreement (“Confidentiality Agreement”) between you and the Company dated                     , 2005, and is reasonable and

AGREEMENT AND GENERAL RELEASE	PAGE l

necessary for the continuing protection of the promises the parties made in the Confidentiality Agreement.
     (4) That you will cooperate with the Company at the Company’s expense and request in all respects concerning any matters which require your assistance, cooperation or knowledge, including communicating with persons inside or outside the Company and assistance/availability for any agency, board, and legal investigations and proceedings;
     (5) That in the event you seek reemployment or future employment with the Company after the date of this Agreement, you understand and agree that the Company will have the complete and unfettered right to reject your application for employment immediately and summarily;
     (6) That, to the full extent permitted by law, you (for yourself, your spouse, executors, heirs, beneficiaries, representatives, personal representatives, successors, assigns, legatees, and anyone claiming by or through you), upon signing this Agreement, do immediately, completely, knowingly and voluntarily release and forever discharge, covenant not to present or to sue, and waive any right to recover from the Company (including its predecessors, successors, affiliates, partial affiliates, shareholders, officers, directors, agents, insurers, representatives, employees and former employees, all individually and in their official capacities) from any and all claims relating to or arising from your employment and termination of employment with the Company and any act that has occurred as of the date of the execution of this Agreement in connection with any service that you may have rendered or may have been requested to render to or on behalf of the Company at anytime; and that this release shall be construed as broadly as possible and shall include without limitation any (1) contractual or other claims of employment, benefits, or payment you may have, if any; (2) claims, if any, arising out of or in connection with the initiation, termination or existence of your employment relationship with the Company or any service performed on behalf of the Company; (3) claims, if any, regarding wages and/or compensation in any form whatsoever, vacation, leaves, bonuses, commissions, monies, perquisites, benefits, severance, or any other item attributable to or arising in connection with your employment with the Company; and (4) without limitation, claims, if any, arising under the following:
•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Fair Labor Standards Act of 1938, as amended;

•	The Family and Medical Leave Act of 1993;

•	The Employee Retirement Income Security Act of 1974 (ERISA), as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Occupational Safety and Health Act of 1970 (OSHA);

•	The Equal Pay Act of 1963;

AGREEMENT AND GENERAL RELEASE	PAGE 2

•	The National Labor Relations Act (NLRA);

•	The Immigration Reform and Control Act (IRCA);

•	Texas Labor Code § 21,001, et seq. (Texas Employment Discrimination);

•	Texas Labor Code § 61.001, et seq. (Texas Pay Day Act);

•	Texas Labor Code § 62.002, et seq. (Texas Minimum Wage Act);

•	Texas Labor Code § 201.001, et seq. (Texas Unemployment Compensation Act);

•	Texas Labor Code § 401,001, et seq. specifically § 451.001 formerly codified as Article 8307c of the Revised Civil Statutes (Texas Workers’ Compensation Act and Discrimination Issues);

•	Texas Genetic Information and Testing Law;

•	Dallas, Texas Code of Ordinances Chapter 15B, §§ 15B-1 through 15B-6; Chapter 46, § 46-1 through 46-13;

•	any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance;

•	any public policy, contract, tort, or common law (including without limitation those relating to fraud, whistleblower, retaliation, constructive discharge, negligent or intentional conduct of any nature); or

•	any allegation for damages, costs, fees, or expenses, including expert witness and attorneys’ fees incurred in these matters;
     The foregoing provisions in this Paragraph 6 shall not be deemed in any way to release the Company from its obligations under (i) Section 2.5 of the Employment Agreement dated as of March 31, 2005, as it may be amended, between the Company and you (“Employment Agreement”) or (ii) the Indemnification Agreement dated as of March 10, 2004, as it may be amended, replaced, or superceded, between MetroPCS Communications, Inc. and you or any other rights to indemnification and advancement of expenses that you may have under (x) the certificate of incorporation, bylaws or other organizational documents of the Company or any of its affiliates or (y) applicable law.
     (7) That you will not disclose either the fact of or the terms of this Agreement except as may be required to comply with applicable law or to an attorney or tax consultant with whom you choose to consult regarding your consideration of this Agreement;
     (8) That you would not receive the monies and/or benefits under this Agreement except for your execution and non-revocation of this Agreement and the fulfillment of the promises herein, and that the Company’s obligations under this Agreement shall cease in the event you breach any provision of this Agreement and/or any agreement pertaining to non disclosure of confidential, proprietary information, trade secrets and non-competition;
     (9) That you have up to twenty-one (21) days to consider and sign this Agreement and that you may revoke this Agreement for a period of up to seven (7) days following the day

AGREEMENT AND GENERAL RELEASE	PAGE 3

you execute this Agreement. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Director, Human Resources or Director, Human Resources’ designee, or mailed to Director, Human Resources and postmarked no later than the seventh day after you sign this Agreement. This Agreement shall not become effective or enforceable until the Company has received from you a signed copy of the Agreement and a letter in the form of Exhibit “A” and the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Texas, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. The Company does hereby advise you to consult with an attorney prior to signing this Agreement;
     (10) That you have received all vacation, leaves, wages, commissions, bonuses, monies, benefits, perquisites, severance and whatever else of any nature you contend or may contend are due to you from the Company and that you have made reasonable efforts to understand fully the terms of this Agreement, including the nature and extent of the claims released, and that you are freely and knowingly, after adequate consideration, agreeing to its terms;
     (11) That you have not been induced to execute this Agreement by any representations or agreements other than what is expressly set forth in this Agreement; that this Agreement constitutes the entire agreement between you and the Company and supersedes all prior oral and/or written agreements with the Company except those pertaining to non-disclosure of confidential, proprietary information, trade secrets and non-competition; and that this Agreement may not be modified except by written agreement with the Company executed by you and an authorized officer of the Company;
     (12) That the Company has made no representations to you concerning the taxable status of the payments made under this Agreement; that you are solely responsible for tax liability, if any; and that you will indemnify and defend the Company in connection with any tax liability for the payments;
     (13) That if any provisions of this Agreement except the general releases are prohibited by law and cannot be modified to be enforceable, such provisions shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Except as to a claim released under the Age Discrimination in Employment Act, as amended, if any portion of the general release language is ruled to be unenforceable for any reason, you will return to the Company all of the monetary consideration paid under this Agreement to the Company.
     (14) That this Agreement is performable in Texas and shall be interpreted in all respects under the laws of the State of Texas (excluding its choice of law rules) and jurisdiction and venue (location of any lawsuit) shall be solely in Dallas County, Texas;
     (15) That in consideration for signing and not revoking this Agreement and compliance with the promises made herein, including specifically but without limitation the promises in Paragraph 9, the Company agrees as follows:

AGREEMENT AND GENERAL RELEASE	PAGE 4

     a. If you are terminated without “Cause” or constructively terminated for “Good Reason” (as respectively defined in the Employment Agreement), to pay to you the amount set forth in Section 2.5.2 or Section 2.5.3 of the Employment Agreement, as applicable. Such payment shall be paid to you in a lump sum within 5 business days after the Company has received both this Agreement bearing your original signature not later than 22 days after you receive the Agreement and a letter signed by you in the form attached hereto as Exhibit “A;” provided that the letter is not signed or dated until 8 days after you sign this Agreement.
     b. to extend the deadline for the exercise of your vested stock options (the “Option Extension”) until 5:00 p.m. (Central Time) on the 60th day after the first date on which both (i) the common stock of MetroPCS Communications, Inc. is listed on any Stock Exchange (as such term is defined in MetroPCS Communications’ Second Amended and Restated Stock Option Plan (the “1995 Plan”)) or is quoted on the Nasdaq National Market System and (ii) any lock-up or similar contractual obligation prohibiting you from transferring your vested Option Shares (as such term is defined in the 1995 Plan) shall have expired; provided, however, that in no event shall the Option Extension with respect to any particular option extend beyond the stated term of such option as set forth in the option agreement or other documentation relating to such option.
You agree that this consideration is monies and benefits to which you are not entitled under any policy or custom of the Company and that the payment and benefits constitute full and fair consideration for the agreements, restrictions, representations, warrants, and waivers of rights and claims and the releases stated in this Agreement; that you have not assigned to any other person or entity any of the rights and claims waived and released in this Agreement; and that you have full right and authority to grant the waivers and releases in this Agreement; and that there are no third party claims or liens to which the payments under which this Agreement may be subject.
     THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND THE GENERAL RELEASE LANGUAGE HEREIN AND DESIRE TO ENTER INTO THIS AGREEMENT. J. BRAXTON CARTER, II HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND SEVEN (7) DAYS FROM THE DATE HE SIGNS THIS AGREEMENT TO REVOKE THIS AGREEMENT. ANY SUCH REVOCATION MUST BE MADE IN WRITING TO DIRECTOR, HUMAN RESOURCES. J. BRAXTON CARTER, II HAS ALSO BEEN ADVISED HEREIN IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. HAVING ELECTED TO SIGN THIS AGREEMENT AND RECEIVE THE CONSIDERATION DESCRIBED IN PARAGRAPH 18 ABOVE, J. BRAXTON CARTER, II FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS J. BRAXTON CARTER, II HAS OR MIGHT HAVE AGAINST THE COMPANY AS OF THE DATE HE SIGNS THIS AGREEMENT.
[Signature Page to Agreement and General Release Follow]

AGREEMENT AND GENERAL RELEASE	PAGE 5

     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below.

J. Braxton Carter, II

Date

METROPCS TEXAS, LLC

By:

, as
,
[name]		[title]

Date

AGREEMENT AND GENERAL RELEASE	PAGE 6

EXHIBIT “A”
Director, Human Resources
MetroPCS Texas, LLC
8144 Walnut Hill Lane, Suite 600
Dallas, Texas 75231
          Re: Agreement and General Release
Dear Director, Human Resources:
On [date] I signed an Agreement and General Release between MetroPCS Texas, LLC (the “Company”) and me. I was advised by the Company, in writing, to consult with an attorney of my choosing, prior to signing this Agreement and General Release.
I understand that I had up to seven days from the date I signed the Agreement and General Release in which to revoke it.
I have at no time revoked my acceptance or signing of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release. I further state that I have not experienced any unlawful treatment while employed by the Company.
     Therefore, in accordance with the terms of our Agreement and General Release, I hereby request payment of the monies described in the Agreement.

Very truly yours,

J. Braxton Carter, II

AGREEMENT AND GENERAL RELEASE	PAGE 7